Exhibit 10.1

LOAN AGREEMENT

THIS AGREEMENT dated as of the 21st day of December, 2006

AMONG:

VISTA GOLD CORP., a Yukon company having its head office at Suite 5 – 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127

(the “Lender”)

AND:

LUZON MINERALS LTD., a British Columbia company having its head office at Suite 202 - 837 West Hastings Street, Vancouver, British Columbia, V6C 3N6

(the “Borrower”)

WHEREAS the Borrower has requested that the Lender lend to the Borrower the sum of U.S.$200,000 by way of a 90 day term loan (the “Loan Facility”), and the Lender has agreed to make the Loan Facility available to the Borrower on the terms and conditions set out in this Agreement.

AND WHEREAS the Borrower and the Lender entered into an agreement dated December 11, 2003, as amended, (such agreement as amended, supplemented or replaced from time to time, the “Amayapampa Project Agreement”) which sets out the terms on which the Lender has agreed to sell the Borrower, and the Borrower has agreed to purchase, the Lender’s interest in the Amayapampa Gold Project (the “Project”).

AND WHEREAS the Borrower and Republic Gold Limited (“RAU”) intend to enter into a business combination agreement in substantially the same form as contemplated by the press release of the Borrower dated November 21, 2006, pursuant to which the Borrower would acquire RAU’s interest in certain mineral properties for shares of the Borrower (the “Combination”).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.                             THE LOAN

1.1                          Amount -  The Lender shall make available to the Borrower the principal amount of U.S.$200,000 (the “Principal”).

1.2                          Interest Rate - Interest (the “Interest”) shall accrue and be paid at the rate of 12% per annum, payable as provided in Section 2.1 below, on the Principal or such amount thereof as may be outstanding from time to time, on interest not paid when due and on all other amounts payable by the Borrower to the Lender under this Agreement or the Security (as defined herein).  All such Principal, Interest and other amounts payable hereunder are referred to collectively as the “Loan”.

1.3                          Legal Fees - The Borrower shall be responsible for the Lender’s legal fees and disbursements in connection with the Loan Facility and the documentation required therefore. Notwithstanding the foregoing, the maximum amount of legal fees and disbursements that the Borrower will be responsible for is U.S.$10,000.  In the event the Borrower does not pay the Lender’s legal fees and disbursements, the Lender may pay such fees and disbursements on behalf of the Borrower.  Any amounts advanced on behalf of the Borrower by the Lender under this Section 1.2 will be added to the Principal Amount.

1.4                          Purpose - The Principal shall be used by the Borrower to pay down debts already incurred and ongoing expenses in connection with the Project and the Lipichi project, as set out in Schedule “A” to this Agreement, which is incorporated into and forms a part of this Agreement.  Maria Esther Jitton, a representative of the Lender, shall supervise the payment of the Principal on the debts of the Borrower.

2.                             REPAYMENT

2.1                          Interest - Interest shall be calculated in accordance with Section 1.2 above.  The Borrower shall pay all accrued Interest on the last day of each and every month during the term of the Loan commencing January 31, 2007.

2.2                          Principal - The Principal shall be repaid to the Lender by the Borrower on the 90th day after the date on which the Principal, or any portion thereof, is first advanced to the Borrower or such earlier date in the event that the Lender makes demand for full payment in accordance with Section 6.3.

2.3                          Prepayment - The Borrower may prepay the whole or any part of the Principal or any Interest accrued thereon upon 14 days prior written notice to the Lender, and such prepayment will be applied against the outstanding balance of the Principal.

3.                             SECURITY

3.1                          General Security Agreement - The Loan shall be secured by a General Security Agreement (“GSA”) in favour of the Lender, creating a security interest in all personal property of the Borrower and a floating charge on all other property of the Borrower, which security interest and floating charge shall rank prior in priority to any other security interests or charge given by the Borrower in or on its personal property or other property, except as provided in Schedule “B” hereof, which is incorporated into and forms a part of this Agreement.

3.2                          Supporting Documents - The Borrower shall provide all customary supporting documents, including certificates, resolutions and opinions, with respect to the documents contemplated by Section 3.1 as the Lender shall reasonably require.

3.3                          Discharge - The Lender will execute and deliver, or cause to be executed and delivered, all instruments necessary to discharge the Security (as defined below) upon full repayment of the Loan.

4.                             CONDITIONS PRECEDENT

4.1                          Conditions Precedent to Advance - The obligation of the Lender to advance the Principal to the Borrower is subject to the following, it being understood that these conditions precedent are for the exclusive benefit of the Lender:

(a)           the Borrower shall have executed and delivered this Agreement to the Lender;

(b)           the Borrower shall have executed and delivered a direction to pay the Principal to Maria Esther Jitton;

(c)           the Borrower shall have executed and delivered, or have caused to be executed and delivered, to the Lender the security documents described in Sections 3.1 (collectively, the “Security”) and all Security shall have been registered in all necessary and appropriate places;

(d)           RAU shall have agreed to provide to the Borrower, by loan or otherwise, sufficient funds to pay urgent current debts of the Borrower, such funds to be at least CDN$168,000, and the Borrower shall provide to the Lender evidence that at least CDN$100,000 has been provided to the Borrower;

(e)           the Borrower shall have caused to be delivered to the Lender a certified copy of a resolution of its directors approving the form and authorizing execution of this Agreement and the Security;

(f)            the Borrower shall have caused to be delivered to the Lender an opinion of the Borrower’s counsel addressed to the Lender and its counsel, in form and content acceptable to the Lender acting reasonably;

(g)           the Borrower shall have provided to the Lender a certified copy of the Borrower’s Notice of Articles and Articles; and

(h)           the Borrower shall have delivered to the Lender such other information and documents as the Lender may reasonably request.

5.                             COVENANTS OF BORROWER

5.1                          Performance - The Borrower covenants with the Lender that it will duly perform and observe each and all of its covenants and agreements set forth in this Agreement, the Amayapampa Project Agreement and the Security.

5.2                          Corporate Existence - The Borrower will maintain its corporate existence, will carry on and conduct its business in a proper business-like manner and in accordance with good business practice, will comply with all applicable laws (including environmental laws), will pay all taxes when due, and will keep or cause to be kept proper books of account in accordance with generally accepted accounting principles consistently applied.

5.3                          Application to TSX Venture Exchange - The Borrower will use commercially reasonable efforts to obtain approval of the TSX Venture Exchange of this Agreement and the issuance and listing of the Shares issuable upon the conversion of the Loan, or any portion thereof, as soon as practicable after the date hereof.

5.4                          Listing and Reporting Issuer Status – The Borrower will use commercially reasonable efforts to maintain the listing of the Shares on the TSX Venture Exchange and the Borrower will use commercially reasonable efforts to maintain its status as a reporting issuer under applicable securities legislation in the Provinces of British Columbia and Alberta.

5.5                          Repayment - The Borrower shall pay Principal and Interest when due.

5.6                          Negative Covenants – The Borrower will not, without the prior written consent of the Lender:

(a)           declare or pay any dividends or repurchase any shares in its capital;

(b)           repay to any shareholder of the Borrower any amounts owing to such shareholders under any shareholder loans;

(c)           amalgamate or merge with any other party, other than as part of the Combination;

(d)           sell or transfer any assets having an aggregate value in excess of U.S.$10,000;

(e)           guarantee, endorse or otherwise become liable for the obligations of any other party, other than as part of the Combination;

(f)            pay any bonus to any of its directors, officers or employees;

(g)            create any security under Section 427 of the Bank Act (Canada);

(h)           borrow any monies and/or grant any security which would rank in priority to the Security, except as provided in Schedule “C” hereof, which is incorporated into and forms a part of this Agreement; or

(i)            grant, assume, create or suffer to exist any security interest, mortgage, charge or the encumbrance of the Amayapampa Project Agreement or the Project.

5.7                          Reporting Covenants - The Borrower will submit to the Lender:

(a)           within 20 days of each month end, management-prepared income statement, month-end balance sheet and sales and other monthly reports; and

(b)           such other information as the Lender may reasonably request from time to time.

6.                             DEFAULT

6.1                          Events of Default - Any one or more of the following shall constitute an event of default (“Event of Default”) for the purposes of this Agreement:

(a)           Failure to Pay Principal or Interest - The failure by the Borrower to pay either Interest or Principal when due;

(b)           Breach of Covenant - The failure of the Borrower to comply with any covenant in or obligation under this Agreement or the Security;

(c)           Bankruptcy - The making by the Borrower of a proposal or a general assignment for the benefit of its creditors or if the Borrower petitions or applies to any court or tribunal for the appointment of a trustee or receiver for itself or any substantial part of its assets, or commits an act of bankruptcy or insolvency, or commences any proceedings under any bankruptcy, arrangement, insolvency, readjustment of debt, or similar statute of any jurisdiction, whether now or hereafter in effect, or any such proceedings are commenced by any other person and the Borrower, as the case may be, by any action or non-action indicate their approval thereof, consent thereto or acquiescence therein, or an order is entered appointing any such trustee or approving the petitions in any such proceedings, or if the Borrower acknowledges its insolvency in any manner whatsoever;

(d)           Additional Funding – The failure of the Borrower to obtain U.S.$200,000 (from RAU or any other source) by January 15, 2007 for the purpose of paying ongoing expenditures of the Borrower;

(e)           Obligations under Letter Agreement with the Lender – The failure of the Borrower, without the prior written consent of the Lender, to either (i) complete all of the conditions set out in the letter agreement between the Lender and the Borrower dated December 5, 2006, which forms part of the Amayapampa Project Agreement, or (ii) pay the Lender U.S.$2.6 million on or before January 30, 2007;

(f)            Impairment of Loan / Danger to Charged Property or Assets - If the Lender believes in good faith, or has commercially reasonable grounds to believe that the prospect of repayment of the Loan is or is about to be impaired or the charged property and assets are or are about to be placed in jeopardy;

(g)           Material Adverse Change - The occurrence of any material adverse change in the Borrower, its business or its financial prospects, as determined by the Lender, acting reasonably;

(h)           Appointment of Receiver - The appointment of a receiver, receiver-manager or receiver and manager of the Borrower or of any material part of the properties or assets of the Borrower; and

(i)            Alteration of Corporate Structure - The disposition by the Borrower of all or substantially all of its property or undertaking or the amalgamation or merger of the Borrower with any other corporation or corporate reorganization of the Borrower, other than as part of the Combination, without the prior written consent of the Lender.

6.2                          Effect of Event of Default on the Amayapampa Project Agreement - An Event of Default will be a breach of the Amayapampa Project Agreement that will give the Lender the right to terminate the Amayapampa Project Agreement upon at least 15 business days prior written notice to the Borrower.

6.3                          Consequences of Default - After any of the Events of Default has occurred and at any time thereafter, provided that the Borrower has not theretofore remedied or caused to be remedied all outstanding Events of Default, the Lender may, in its discretion, by notice to the Borrower, declare this Agreement to be in default.  At any time thereafter, while the Borrower shall not have remedied all outstanding Events of Default, the Lender may, in its discretion, exercise one or any of the following remedies:

(a)           declare the outstanding balance of the Loan and all liabilities of the Borrower hereunder to be immediately due and payable and such moneys and liabilities shall forthwith become due and payable without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived;

(b)           subject to and upon compliance with the conversion procedure set forth in Schedule “D”, which is incorporated into and forms a part of this Agreement, exercise its right to convert the Loan, or any portion thereof, into common shares in the capital of the Borrower (the “Shares”) at the Current Market Price (as defined in Schedule “D”) of the Shares; and

(c)           exercise any or all of its remedies under the Security.

7.                             MISCELLANEOUS

7.1                          Notices - All notices, demands and payments required or permitted to be given under this Agreement shall be in writing and may be delivered personally, by courier or may be forwarded by first class prepaid registered mail to the addresses set forth on page one or at such other addresses as may from time to time be notified in writing by the parties to this Agreement.  Any notice delivered personally or by courier shall be deemed to have been given and received at the time of delivery.  Any notice forwarded by first class prepaid registered mail shall be deemed to have been given and received on the expiration of 72 hours after it is posted provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice shall only be effective if actually received.

7.2                          No Set-Off - The obligation of the Borrower to make all payments hereunder shall be absolute and unconditional and shall not be effected by any circumstance, including without limitation any set-off, compensation, counterclaim, defence or other right which the Borrower may have against the Lender relating to the transactions contemplated under this Agreement or otherwise.

7.3                          Amendments - Neither this Agreement nor any provision hereof may be amended or modified except by agreement in writing.  No provision of this Agreement may be waived or released except by instrument in writing signed by the party against whom enforcement of such waiver or release is sought.

7.4                          Further Assurances - Each of the parties shall execute such further and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

7.5                          Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia which shall be deemed to be the proper law of this Agreement.

7.6                          Severability - If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part of this Agreement.

7.7                          Headings - The headings appearing in this Agreement have been inserted for convenience of reference only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision in this Agreement.

7.8                          Time - Time is of the essence of this Agreement.

7.9                          Enurement - This Agreement shall enure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns.

7.10                        Counterparts – This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

7.11                        Facsimile – This Agreement may be executed and delivered by facsimile transmission and when so delivered this Agreement shall be deemed to be an original executed and delivered agreement and binding upon the parties for all purposes as if originally executed and delivered.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

VISTA GOLD CORP.

Authorized Signatory

LUZON MINERALS LTD.

Authorized Signatory

Schedule “A”

Required Urgently:

VENDOR	AMOUNT OWED
ALS BOLIVIA LTD (NET TO PAY)	4,133.91
LAB SISSY, CHEMICAL ANALYSIS	1,800.00
MEDIUM MINERS ASSOCIATION (6 MONTHS & EXTRA PAYMENT)	1,890.00
STEPHAN VON BORRIES (TRANSLATOR)	380.00
CARLOS MURIEL, ENVIRONMENTAL LICENSE CONSULTANT AMAYAPAMPA	1,500.00
CARLOS PRIETO V. (NET FROM JULY TO NOV)	3,500.00
GUILLERMO CORDERO (MAY NET)	1,500.00
HERBERT CHAVEZ (NET FROM JULY TO NOV)	10,000.00
JUAN CABRERA (NET FROM JULY TO NOV)	15,500.00
DR. GUSTAVO MIRANDA (NET FROM AUGUST TO NOV)	2,700.00
WILFREDO CAMACHO (NOVEMBER)	500.00
MARIA ESTHER JITTON (NET FROM JULY TO NOV)	14,000.00
LIPICHI PAYABLES TO NOVEMBER	13,000.00
TAXES (NET TO PAY)	3,000.00
TOTAL	73,403.91

Required in December 2006

VENDOR	AMOUNT OWED
LIPICHI FIELD SUPPLIES AND TRAVEL DECEMBER	20,000.00
LIPICHI SALARY DEC AND CHRISTMAS BONUS	13,000.00
CHRISTMAS GIFTS TO LIPICHI WORKERS	1,300.00
MARIA ESTHER DECEMBER AND CHRISTMAS BONUS	6,800.00
JUAN CABRERA DECEMBER AND CHRISTMAS BONUS	7,400.00
WILLY CHAMBY DECEMBER AND CHRISTMAS BONUS	5,258.00
HERBERT CHAVEZ DECEMBER AND CHRISTMAS BONUS	5,600.00
GUSTAVO MIRANDA DECEMBER AND CHRISTMAS BONUS	2,000.00
CARLOS PRIETO DECEMBER AND CHRISTMAS BONUS	2,000.00
TRAVEL AND OTHERS AMAYAPAMPA	2,000.00
TAXES FROM FIELD SUPPLIES AND OTHERS	2,000.00
TAXES FROM PENDING FEES TO NOVEMBER	7,500.00
TAXES FROM DECEMBER FEES AND CHRISTMAS BONUS	3,700.00
ALBERTO MONDACA, ELECTRICAL ENGINEERING CONSULTANT AMAYAPAMPA	2,000.00
S. ALFARO, OFFICE ASSISTANT FEES JAN TO SEPT & CHR. BONUS	2,000.00
MARIA ESTHER JITTON (NET FROM JANUARY TO MAY 2006)	15,000.00
A. PINTO, ADMINISTRATOR OF THE CAMP, FEES FROM JAN TO DEC 2006	12,000.00
TOTAL	109,558.00

Required January 2007 Onwards:

VENDOR	AMOUNT OWED
MONTHLY EXPENSES FOR LUZON`S ADMINISTRATION SUPPLIES AND OFFICE RENTAL	12,000.00
NEW CONCESSIONS TO BE FILED	15,600.00
TOTAL	27,600.00

Schedule “B”

Security interest registered under the Personal Property Security Act (British Columbia) in the name of Republic Gold Limited, Control Number B6784429, Base Registration Number 471428C.

Schedule “C”

1.             Additional funding of at least CDN$68,000 from RAU as described in Subsection 4.1(d) of this Agreement; and

2.             Additional funding of U.S.$200,000 from RAU as contemplated in Subsection 6.1(d) of this Agreement.

Schedule “D”

Conversion Right

1.             Current Market Price – the Current Market Price means an amount equal to the volume weighted average trading price per share (or, if no trades occur on any day, the mean between the closing bid and asked quotations on such day) of the Shares on the TSX Venture Exchange for the 20 trading days prior to the date notice of the exercise of the conversion right is given, or if the Shares are not listed on the TSX Venture Exchange on the date such notice is given, on such stock exchange on which the Shares are listed as may be selected for such purpose by the directors of the Borrower or, if the Shares are not listed on any stock exchange, a price determined by the directors of the Borrower and approved by an independent, qualified investment dealer who is a member of the Toronto Stock Exchange and who is selected by the Lender for that purpose.

2.                             Conversion Procedure.  In order to exercise the conversion privilege, the Lender must provide written notice to the Borrower stating (i) that the Lender elects to convert the Loan, or any portion thereof, to Shares, and (ii) the name or names (with addresses) in which the certificates for the Shares issuable on such conversion will be issued.

The Lender may only require the Borrower to issue Shares to a person or persons other than the Lender upon a conversion of the Loan, or any portion thereof, if such issuance is permitted under applicable securities legislation.  If any of the Shares to be issued hereunder are to be issued to a person or persons other than the Lender such request will be accompanied by payment to the Borrower of any tax which may be payable by reason of the transfer and if requested by the Borrower, a legal opinion acceptable to the Borrower acting reasonably stating that such issuance is permitted under applicable securities legislation.

The written notice of conversion of the Loan, or any portion thereof, to the Borrower will be deemed to constitute a contract between the Lender and the Borrower whereby: (i) the Lender subscribes for the number of Shares which it will be entitled to receive on such conversion; (ii) the Lender releases the Borrower from all liability thereon or from all liability with respect to that portion of the Loan thereof to be converted, as the case may be; and (iii) the Borrower agrees that the conversion of the Loan, or any portion thereof so converted, constitutes full payment of the subscription price for the Shares issuable upon such conversion.

As promptly as is practicable after the delivery of the written notice of conversion the Borrower will issue or cause to be issued and deliver or cause to be delivered to the Lender, or on its written order, a certificate or certificates in the name or names of the person or persons specified in accordance with this Section 2 of this Schedule for the number of Shares deliverable upon the conversion of the Loan, or any portion thereof.  This conversion will be deemed to have been effected immediately prior to the close of business on the date of delivery of the written notice of conversion and at such time the rights of the Lender to be paid the Loan, or any portion thereof so converted, will cease and the person or persons in whose name or names any certificates for the Shares will be deliverable upon such conversion will be deemed to have become on such date the holder or holders of record of the Shares represented thereby; provided, however, that no such surrender on any date when the share transfer registers for the Shares are closed will be effective to constitute the person or persons entitled to receive the Shares upon such conversion as the holder or holders of record of such Shares on such date, but such surrender will be effective to constitute the person or persons entitled to receive such Shares as the holder or holders of record thereof for all purposes on the next succeeding day on which such share transfer registers are open.

3.                             No Fractional Shares.  Notwithstanding anything herein contained, the Borrower will not be required to issue fractional Shares upon the conversion of the Loan, in whole or in part.  If the number of Shares upon conversion of the Loan, or any portion thereof, is not a whole number, then the number of such Shares will be rounded down to the nearest whole number.

4.                             Adjustment of the Conversion Price.  The Conversion Price will be subject to adjustment from time to time as follows:

(a)           If and whenever at any time after the date hereof the outstanding Shares are subdivided, redivided or changed into a greater, or reduced, combined or consolidated into a lesser, number of shares or reclassified into different shares, the Lender prior to the effective date of such subdivision, redivision, change, reduction, combination, consolidation or reclassification will be entitled to receive and will accept, upon the exercise of such right at any time on such effective date or thereafter, in lieu of the number of Shares to which it was theretofor entitled upon conversion at the Conversion Price, the aggregate number of shares of the Borrower that the Lender would have been entitled to receive as a result of such subdivision, redivision, change, reduction, combination, consolidation or reclassification if, on the effective date thereof, the Lender had been the registered holder of the number of Shares to which it was theretofor entitled upon conversion.

(b)           If and whenever at any time after the date hereof the Borrower issues additional Shares (or securities convertible into Shares) to the holders of all of its outstanding Shares by way of a stock dividend or other distribution, other than a stock dividend to holders of Shares who exercise an option to receive in the ordinary course equivalent dividends in Shares in lieu of receiving cash dividends, the Conversion Price will be adjusted immediately after the record date for such stock dividend or other distribution by multiplying the Conversion Price in effect on such record date by a fraction of which the numerator will be the total number of Shares outstanding on the record date and of which the denominator will be the total number of Shares outstanding on the record date plus the number of additional Shares which will result from the stock dividend or other distribution (assuming for this purpose that all Shares issuable upon the exercise of the conversion rights of the securities convertible into Shares had been issued).  Any dividend or distribution on the Shares of the Borrower in Shares will be deemed to have been issued or made immediately prior to the time of the record date for such dividend or distribution for the purposes of calculating the number of outstanding Shares under Subsection (c) below.

(c)           If and whenever at any time after the date hereof the Borrower makes a distribution to all holders of its Shares of:

(i)            shares of any class not included in the definition of Shares;

(ii)           evidences of its indebtedness; or

(iii)          assets (excluding cash dividends or distributions, and dividends or distributions referred to in Subsection (b) above and stock dividends to holders of Shares who exercise an option to receive in the ordinary course equivalent dividends in Shares in lieu of receiving cash dividends);

then in each such case the Conversion Price will be adjusted immediately after the record date for the making of such distribution so that it will equal the price determined by multiplying the Conversion Price in effect on such record date by a fraction, of which the numerator will be the total number of Shares outstanding on such record date multiplied by the Current Market Price on such record date, less the fair market value (as determined by the board of directors of the Borrower, whose determination will be conclusive) of said shares or evidences of indebtedness or assets or options, rights or warrants so distributed, and of which the denominator will be the total number of Shares outstanding on such record date multiplied by such Current Market Price.  Shares owned by or held for the account of the Borrower will be deemed not to be outstanding for the purpose of any such computation.  Such adjustment will be made successively as of any such record date.  To the extent that such distribution is not so made, the Conversion Price will be readjusted to the Conversion Price which would then be in effect based upon the said shares, evidences of indebtedness or assets actually distributed.

(d)           In any case in which this Schedule will require that an adjustment will become effective immediately after a record date for an event, the Borrower may defer until the occurrence of such event issuing to the Lender, if the Loan is converted in whole or in part after such record date and before the occurrence of such event, the additional Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Shares issuable upon such conversion before giving effect to such adjustment; provided, however, that the Borrower will deliver to the Lender an appropriate instrument evidencing the Lender’s rights to receive such additional Shares, upon the occurrence of the event requiring such adjustment.

(e)           No adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least one percent in such price; provided, however, that any adjustments which by reason of this Subsection (e) are not required to be made will be carried forward and taken into account in any subsequent adjustment.

5.                             Certificate as to Adjustment.  The Borrower will from time to time immediately after the occurrence of any event which requires an adjustment in the Conversion Price as provided in this Schedule, deliver an officer’s certificate to the Lender specifying the nature of the event requiring the adjustment and the amount of the adjustment thereby necessitated and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, and specifying the Conversion Price after adjustment.